Term Sheet No. 2198AZ To product supplement AZ dated September 28, 2012, prospectus supplement dated September 28, 2012 and prospectus dated September 28, 2012	Registration Statement No. 333-184193 Dated September 22, 2014; Rule 433
Deutsche Bank AG
$    Capped Knock-Out Securities Linked to the Performance of WTI Crude Oil Futures Contracts due December 30*, 2015
General
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The Capped Knock-Out Securities Linked to the Performance of WTI Crude Oil Futures Contracts due December 30*, 2015 (the “securities”) are designed for investors who seek a return at maturity linked to the performance of the nearby month’s WTI crude oil futures contract (the “Underlying”). A Knock-Out Event will occur if the Closing Price of the Underlying is less than the Knock-Out Price (80.00% of the Initial Price) on any day during the Monitoring Period. If a Knock-Out Event has not occurred, investors will be entitled to receive at maturity a return on their investment equal to the greater of (a) the Contingent Minimum Return of 5.00% and (b) the Underlying Return, subject to the Maximum Return of between 8.00% and 10.00% (to be determined on the Trade Date).  However, if a Knock-Out Event has occurred, investors will be entitled to receive at maturity a return on the securities that reflects the Underlying Return, whether positive or negative, subject to the Maximum Return. If a Knock-Out Event occurs and the Underlying Return is negative, for each $1,000 Face Amount of securities, investors will lose 1.00% of the Face Amount for every 1.00% by which the Final Price is less than the Initial Price. The securities do not pay any coupons and investors should be willing to lose some or all of their initial investment if a Knock-Out Event occurs and the Final Price is less than the Initial Price. Any payment on the securities is subject to the credit of the Issuer.

•	Senior unsecured obligations of Deutsche Bank AG due December 30*, 2015††
•	Minimum purchase of $1,000. Minimum denominations of $1,000 (the “Face Amount”) and integral multiples thereof.
•	The securities are expected to price on or about September 23*, 2014 (the “Trade Date”) and are expected to settle on or about September 26*, 2014 (the “Settlement Date”).
Key Terms
Issuer:	Deutsche Bank AG, London Branch
Underlying:	The nearby month’s West Texas Intermediate (“WTI”) crude oil futures contract traded on the New York Mercantile Exchange (“NYMEX”) (Bloomberg Page: CL1 <Comdty>)
Issue Price:	100% of the Face Amount
Knock-Out Event:	A Knock-Out Event occurs if, on any day during the Monitoring Period, the Closing Price of the Underlying is less than the Knock-Out Price.
Monitoring Period:	The period from but excluding the Trade Date to and including the Final Valuation Date
Knock-Out Price:	80.00% of the Initial Price
Payment at Maturity:
•      If a Knock-Out Event has not occurred (meaning the Closing Price of the Underlying is greater than or equal to the Knock-Out Price on all days during the Monitoring Period), you will be entitled to receive a cash payment at maturity per $1,000 Face Amount of securities calculated as follows:

$1,000 + ($1,000 x the greater of (a) Contingent Minimum Return and (b) Underlying Return, subject to Maximum Return)

•      If a Knock-Out Event has occurred (meaning the Closing Price of the Underlying is less than the Knock-Out Price on at least one day during the Monitoring Period), you will be entitled to receive a cash payment at maturity per $1,000 Face Amount of securities calculated as follows:

$1,000 + ($1,000 x the lesser of (i) Underlying Return and (ii) Maximum Return)

If a Knock-Out Event has occurred and the Underlying Return is negative, for each $1,000 Face Amount of securities, you will lose 1.00% of the Face Amount for every 1.00% by which the Final Price is less than the Initial Price. In this circumstance, you will lose some or all of your investment at maturity. Any payment at maturity is subject to the credit of the Issuer.

(Key Terms continued on next page)
Investing in the securities involves a number of risks.  See “Risk Factors” beginning on page 7 of the accompanying product supplement and “Selected Risk Considerations” beginning on page TS-8 of this term sheet.
The Issuer’s estimated value of the securities on the Trade Date is approximately $980.00 to $997.50 per $1,000 Face Amount of securities, which is less than the Issue Price. Please see “Issuer’s Estimated Value of the Securities” on page TS-3 of this term sheet for additional information.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or the adequacy of this term sheet or the accompanying product supplement, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.
	Price to Public	Maximum Discounts and Commissions(1)	Minimum Proceeds to Us
Per Security	$1,000.00	$2.50	$997.50
Total	$	$	$
(1)
For more detailed information about discounts and commissions, please see “Supplemental Underwriting Information (Conflicts of Interest)” in this term sheet. The securities will be sold with varying underwriting discounts and commissions in an amount not to exceed $2.50 per $1,000 Face Amount of securities.

The agent for this offering is our affiliate. For more information see “Supplemental Underwriting Information (Conflicts of Interest)” in this term sheet.
The securities are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

Deutsche Bank Securities
September 22, 2014

Underlying Return:	The performance of the Underlying from the Initial Price to the Final Price, calculated as follows: Final Price – Initial Price Initial Price The Underlying Return may be positive, zero or negative.
Maximum Return:	8.00% - 10.00% (to be determined on the Trade Date).
Contingent Minimum Return:	5.00%
Initial Price:	The Closing Price of the Underlying on the Trade Date, determined by reference to the November 2014 WTI crude oil futures contract
Final Price:	The Closing Price of the Underlying on the Final Valuation Date, determined by reference to the February 2016 WTI crude oil futures contract
Closing Price†:
On any day of calculation, the official settlement price per barrel of WTI crude oil on NYMEX of the futures contract set to expire in the applicable nearby month, stated in U.S. dollars, as made public by NYMEX (Bloomberg: CL1 <Comdty>) on such day.
Without limitation and in addition to any provisions in the accompanying product supplement, if the price source for the Underlying identified herein as the Closing Price is modified or amended, ceases to exist or is unavailable (or is published in error), the calculation agent may determine the Closing Price in good faith and in a commercially reasonable manner and/or postpone the Final Valuation Date by up to five trading days.

Trade Date:	September 23*, 2014
Settlement Date:	September 26*, 2014
Final Valuation Date:	December 23*, 2015
Maturity Date††:	December 30*, 2015
Listing:	The securities will not be listed on any securities exchange.
CUSIP:	25152RQL0
ISIN:	US25152RQL05
* Expected. In the event that we make any change to the expected Trade Date or Settlement Date, the Final Valuation Date and Maturity Date may be changed so that the stated term of the securities remains the same.
† Subject to adjustment as described under “Description of Securities — Adjustments to Valuation Dates and Payment Dates” in the accompanying product supplement.
†† Subject to postponement as described under “Description of Securities — Adjustments to Valuation Dates and Payment Dates” and acceleration as described under “Description of Securities — Adjustments to Valuation Dates and Payment Dates — Commodity Hedging Disruption Events for Commodity Based Underlyings or Basket Components” in the accompanying product supplement.

Issuer’s Estimated Value of the Securities

The Issuer’s estimated value of the securities is equal to the sum of our valuations of the following two components of the securities: (i) a bond and (ii) an embedded derivative(s). The value of the bond component of the securities is calculated based on the present value of the stream of cash payments associated with a conventional bond with a principal amount equal to the Face Amount of securities, discounted at an internal funding rate, which is determined primarily based on our market-based yield curve, adjusted to account for our funding needs and objectives for the period matching the term of the securities. The internal funding rate is typically lower than the rate we would pay when we issue conventional debt securities on equivalent terms. This difference in funding rate, as well as the agent’s commissions, if any, and the estimated cost of hedging our obligations under the securities, reduces the economic terms of the securities to you and is expected to adversely affect the price at which you may be able to sell the securities in any secondary market. The value of the embedded derivative(s) is calculated based on our internal pricing models using relevant parameter inputs such as expected interest rates and mid-market levels of price and volatility of the assets underlying the securities or any futures, options or swaps related to such underlying assets. Our internal pricing models are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect.

The Issuer’s estimated value of the securities on the Trade Date (as disclosed on the cover of this term sheet) is less than the Issue Price of the securities. The difference between the Issue Price and the Issuer’s estimated value of the securities on the Trade Date is due to the inclusion in the Issue Price of the agent’s commissions, if any, and the cost of hedging our obligations under the securities through one or more of our affiliates. Such hedging cost includes our or our affiliates’ expected cost of providing such hedge, as well as the profit we or our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge.

The Issuer’s estimated value of the securities on the Trade Date does not represent the price at which we or any of our affiliates would be willing to purchase your securities in the secondary market at any time. Assuming no changes in market conditions or our creditworthiness and other relevant factors, the price, if any, at which we or our affiliates would be willing to purchase the securities from you in secondary market transactions, if at all, would generally be lower than both the Issue Price and the Issuer’s estimated value of the securities on the Trade Date. Our purchase price, if any, in secondary market transactions will be based on the estimated value of the securities determined by reference to (i) the then-prevailing internal funding rate (adjusted by a spread) or another appropriate measure of our cost of funds and (ii) our pricing models at that time, less a bid spread determined after taking into account the size of the repurchase, the nature of the assets underlying the securities and then-prevailing market conditions. The price we report to financial reporting services and to distributors of our securities for use on customer account statements would generally be determined on the same basis. However, during the period of approximately two months beginning from the Trade Date, we or our affiliates may, in our sole discretion, increase the purchase price determined as described above by an amount equal to the declining differential between (a) the Issue Price minus the discounts and commissions and (b) the Issuer’s estimated value of the securities on the Trade Date, prorated over such period on a straight-line basis, for transactions that are individually and in the aggregate of the expected size for ordinary secondary market repurchases.

Additional Terms Specific to the Securities

You should read this term sheet together with product supplement AZ dated September 28, 2012, the prospectus supplement dated September 28, 2012 relating to our Series A global notes of which these securities are a part and the prospectus dated September 28, 2012. You may access these documents on the website of the Securities and Exchange Commission (the “SEC”) at.www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Product supplement AZ dated September 28, 2012:
http://www.sec.gov/Archives/edgar/data/1159508/000095010312005095/crt-dp33019_424b2.pdf

•	Prospectus supplement dated September 28, 2012:
http://www.sec.gov/Archives/edgar/data/1159508/000119312512409437/d414995d424b21.pdf

•	Prospectus dated September 28, 2012:
http://www.sec.gov/Archives/edgar/data/1159508/000119312512409372/d413728d424b21.pdf

Our Central Index Key, or CIK, on the SEC website is 0001159508. As used in this term sheet, “we,” “us” or “our” refers to Deutsche Bank AG, including, as the context requires, acting through one of its branches.

The trustee has appointed Deutsche Bank Trust Company Americas as its authenticating agent with respect to our Series A global notes.

This term sheet, together with the documents listed above, contains the terms of the securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in this term sheet and in “Risk Factors” in the accompanying product supplement, as the securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before deciding to invest in the securities.

For purposes of this term sheet, each reference to “Exchange Traded Instrument” in the acompanying product supplement shall be deemed to include the Underlying, when applicable.

Deutsche Bank AG has filed a registration statement (including a prospectus) with the Securities and Exchange Commission for the offering to which this term sheet relates. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that Deutsche Bank AG has filed with the SEC for more complete information about Deutsche Bank AG and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at.www.sec.gov. Alternatively, Deutsche Bank AG, any agent or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement, product supplement and this term sheet if you so request by calling toll-free 1-800-311-4409.

You may revoke your offer to purchase the securities at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the securities prior to their issuance. We will notify you in the event of any changes to the terms of the securities, and you will be asked to accept such changes in connection with your purchase of any securities. You may also choose to reject such changes, in which case we may reject your offer to purchase the securities.

What Are the Possible Payments on the Notes at Maturity, Assuming a Range of Hypothetical Performances for the Underlying?

The following table illustrates a range of hypothetical payments at maturity on the securities. The table and the hypothetical examples below assume a Maximum Return of 9.00% (the midpoint of the range of 8.00% and 10.00%) and reflect the Contingent Minimum Return of 5.00% and the Knock-Out Price of 80.00% of the Initial Price. The actual Initial Price, Knock-Out Price and Maximum Return will be determined on the Trade Date.  The results set forth below are for illustrative purposes only. The actual return applicable to a purchaser of the securities will be based on whether or not a Knock-Out Event occurs, which will depend on whether the Closing Price of the Underlying is less than the Knock-Out Price on any day during the Monitoring Period, and the Underlying Return, which will be based on the performance of the Underlying as measured on the Final Valuation Date. You should consider carefully whether the securities are suitable to your investment goals. The numbers appearing in the table and examples below may have been rounded for ease of analysis.

Underlying Return (%)	A Knock-Out Event Has Not Occurred During the Monitoring Period		A Knock-Out Event Has Occurred During the Monitoring Period
	Return on the Securities (%)	Payment at Maturity ($)	Return on the Securities (%)	Payment at Maturity ($)
100.00%	9.00%	$1,090.00	9.00%	$1,090.00
90.00%	9.00%	$1,090.00	9.00%	$1,090.00
80.00%	9.00%	$1,090.00	9.00%	$1,090.00
70.00%	9.00%	$1,090.00	9.00%	$1,090.00
60.00%	9.00%	$1,090.00	9.00%	$1,090.00
50.00%	9.00%	$1,090.00	9.00%	$1,090.00
40.00%	9.00%	$1,090.00	9.00%	$1,090.00
30.00%	9.00%	$1,090.00	9.00%	$1,090.00
20.00%	9.00%	$1,090.00	9.00%	$1,090.00
15.00%	9.00%	$1,090.00	9.00%	$1,090.00
10.00%	9.00%	$1,090.00	9.00%	$1,090.00
9.00%	9.00%	$1,090.00	9.00%	$1,090.00
7.00%	7.00%	$1,070.00	7.00%	$1,070.00
5.00%	5.00%	$1,050.00	5.00%	$1,050.00
0.00%	5.00%	$1,050.00	0.00%	$1,000.00
-5.00%	5.00%	$1,050.00	-5.00%	$950.00
-10.00%	5.00%	$1,050.00	-10.00%	$900.00
-15.00%	5.00%	$1,050.00	-15.00%	$850.00
-20.00%	5.00%	$1,050.00	-20.00%	$800.00
-30.00%	N/A	N/A	-30.00%	$700.00
-40.00%	N/A	N/A	-40.00%	$600.00
-50.00%	N/A	N/A	-50.00%	$500.00
-60.00%	N/A	N/A	-60.00%	$400.00
-70.00%	N/A	N/A	-70.00%	$300.00
-80.00%	N/A	N/A	-80.00%	$200.00
-90.00%	N/A	N/A	-90.00%	$100.00
-100.00%	N/A	N/A	-100.00%	$0.00

Hypothetical Examples of Amounts Payable at Maturity

The following hypothetical examples illustrate how the payments on the notes at maturity set forth in the table above are calculated.

Example 1: A Knock-Out Event has not occurred and the Final Price is greater than the Initial Price, resulting in an Underlying Return of  20.00%. Because the Closing Price of the Underlying on all days during the Monitoring Period, including the Final Valuation Date, was greater than or equal to the Knock-Out Price, a Knock-Out Event has not occurred. Because the Underlying Return of 20.00% is greater than the Maximum

Return, the investor receives the Maximum Return on the securities. Accordingly, the investor receives a Payment at Maturity of $1,090.00 per $1,000 Face Amount of securities (a return of 9.00%), calculated as follows:

$1,000 + ($1,000 x the greater of (a) Contingent Minimum Return and (b) Underlying Return, subject to Maximum Return)
$1,000 + ($1,000 x 9.00%) = $1,090.00

Example 2: A Knock-Out Event has not occurred and the Final Price is greater than the Initial Price, resulting in an Underlying Return of  7.00%.  Because the Closing Price of the Underlying on all days during the Monitoring Period, including the Final Valuation Date, was greater than or equal to the Knock-Out Price, a Knock-Out Event has not occurred. Because the Underlying Return of 7.00% is greater than the Contingent Minimum Return but less than the Maximum Return, the investor receives a Payment at Maturity of $1,070.00 per $1,000 Face Amount of securities (a return of 7.00%), calculated as follows:

$1,000 + ($1,000 x the greater of (a) Contingent Minimum Return and (b) Underlying Return, subject to Maximum Return)
$1,000 + ($1,000 x 7.00%) = $1,070.00

Example 3: A Knock-Out Event has not occurred and the Final Price is less than the Initial Price, resulting in an Underlying Return of -5.00%.  Because the Closing Price of the Underlying on all days during the Monitoring Period, including the Final Valuation Date, was greater than or equal to the Knock-Out Price, a Knock-Out Event has not occurred. Because a Knock-Out Event has not occurred and the Underlying Return is less than the Contingent Minimum Return, the investor receives the Contingent Minimum Return on the securities. Accordingly, the investor receives a Payment at Maturity of $1,050.00 per $1,000 Face Amount of securities (a return of 5.00%), calculated as follows:

$1,000 + ($1,000 x the greater of (a) Contingent Minimum Return and (b) Underlying Return, subject to Maximum Return)
$1,000 + ($1,000 x 5.00%) = $1,050.00

Example 4: A Knock-Out Event has occurred and the Final Price is less than the Initial Price, resulting in an Underlying Return of -30.00%. Because the Closing Price of the Underlying on at least one day during the Monitoring Period was less than the Knock-Out Price, a Knock-Out Event has occurred. Because a Knock-Out Event has occurred and the Underlying Return is less than the Maximum Return, the investor receives a Payment at Maturity of $700.00 per $1,000 Face Amount of securities (a return of -30.00%), calculated as follows:

$1,000 + ($1,000 x the lesser of (i) Underlying Return and (ii) Maximum Return)
$1,000 + ($1,000 x -30.00%) = $700.00

Example 5: A Knock-Out Event has occurred and the Final Price is greater than the Initial Price, resulting in an Underlying Return of 4.00%. Because the Closing Price of the Underlying on at least one day during the Monitoring Period was less than the Knock-Out Price, a Knock-Out Event has occurred.  Because a Knock-Out Event has occurred and the Underlying Return is less than the Maximum Return, the investor receives a Payment at Maturity of $1,040.00 per $1,000 Face Amount of securities (a return of 4.00%), calculated as follows:

$1,000 + ($1,000 x the lesser of (i) Underlying Return and (ii) Maximum Return)
$1,000 + ($1,000 x 4.00%) = $1,040.00

Example 6: A Knock-Out Event has occurred and the Final Price is greater than the Initial Price, resulting in an Underlying Return of 15.00%. Because the Closing Price of the Underlying on at least one day during the Monitoring Period was less than the Knock-Out Price, a Knock-Out Event has occurred.  Because a Knock-Out Event has occurred and the Underlying Return is greater than the Maximum Return, the investor receives the Maximum Return on the securities.  Accordingly, the investor receives a Payment at Maturity of $1,090.00 per $1,000 Face Amount of securities (a return of 9.00%), calculated as follows:

$1,000 + ($1,000 x the lesser of (i) Underlying Return and (ii) Maximum Return)
$1,000 + ($1,000 x 9.00%) = $1,090.00

Selected Purchase Considerations

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CAPPED APPRECIATION POTENTIAL — The securities are linked to the performance of the Underlying and provide the opportunity to receive at maturity at least the Contingent Minimum Return, so long as a Knock-Out Event does not occur, and to participate in any increase in the price of the Underlying at maturity on an unleveraged basis, subject to the Maximum Return, regardless of whether a Knock-Out Event has or has not occurred. Any payment on the securities is subject to our ability to satisfy our obligations as they become due.

•
LIMITED PROTECTION AGAINST LOSS — If a Knock-Out Event has not occurred and the Final Price is less than the Initial Price, for each $1,000 Face Amount of securities, you will be entitled to receive at maturity a return on the securities equal to the Contingent Minimum Return.  However, if a Knock-Out Event has occurred and the Underlying Return is negative, for each $1,000 Face Amount of securities, you will lose 1.00% of the Face Amount for every 1.00% by which the Final Price is less than the Initial Price.  In this circumstance, you will lose some or all of your investment in the securities.

•
A COMMODITY HEDGING DISRUPTION EVENT MAY RESULT IN ACCELERATION OF THE SECURITIES — If a Commodity Hedging Disruption Event (as defined under “Description of Securities — Adjustments to Valuation Dates and Payment Dates – Commodity Hedging Disruption Events for Commodity Based Underlyings or Basket Components” in the accompanying product supplement) occurs, we will have the right, but not the obligation, to accelerate the payment on the securities. The amount due and payable per $1,000 Face Amount of securities upon such early acceleration will be determined by the calculation agent in good faith and in a commercially reasonable manner on the date on which we deliver notice of such acceleration and will be payable on the fifth business day following the day on which the calculation agent delivers notice of such acceleration. Please see the risk factors entitled “A Commodity Hedging Disruption Event May Result in Acceleration of the Securities” and “Commodity Futures Contracts are Subject to Uncertain Legal and Regulatory Regimes, Which May Adversely Affect the Price of the Underlying and the Value of the Securities” in this term sheet for more information.

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TAX CONSEQUENCES — In the opinion of our special tax counsel, Davis Polk & Wardwell LLP, which is based on prevailing market conditions, it is more likely than not that the securities will be treated for U.S. federal income tax purposes as prepaid financial contracts that are not debt. Generally, if this treatment is respected, (i) you should not recognize taxable income or loss prior to the taxable disposition of your securities (including at maturity) and (ii) the gain or loss on your securities should be capital gain or loss and should be long-term capital gain or loss if you have held the securities for more than one year. The Internal Revenue Service (the “IRS”) or a court might not agree with this treatment, however, in which case the timing and character of income or loss on your securities could be materially and adversely affected.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether beneficial owners of these instruments should be required to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. persons should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose a notional interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.

You should review carefully the section of the accompanying product supplement entitled “U.S. Federal Income Tax Consequences.” The preceding discussion, when read in combination with that section, constitutes the full opinion of our special tax counsel regarding the material U.S. federal income tax consequences of owning and disposing of the securities.

Under current law, the United Kingdom will not impose withholding tax on payments made with respect to the securities.

For a discussion of certain German tax considerations relating to the securities, you should refer to the section in the accompanying prospectus supplement entitled “Taxation by Germany of Non-Resident Holders.”

You should consult your tax adviser regarding the U.S. federal tax consequences of an investment in the securities (including possible alternative treatments and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Selected Risk Considerations

An investment in the securities involves significant risks.  Investing in the securities is not equivalent to investing directly in the Underlying.  In addition to these selected risk considerations, you should review the “Risk Factors” section of the accompanying product supplement.

•
YOUR INVESTMENT IN THE SECURITIES MAY RESULT IN A LOSS — The securities do not guarantee any return of your investment.  The return on the securities at maturity is based on whether or not a Knock-Out Event occurs and the Underlying Return.  If the Closing Price of the Underlying is less than the Knock-Out Price on any day during the Monitoring Period, a Knock-Out Event occurs and your investment will be fully exposed to any decline in the price of the Underlying during the term of the securities.  If a Knock-Out Event has occurred and the Underlying Return is negative, for each $1,000 Face Amount of securities, you will lose 1.00% of the Face Amount for every 1.00% by which the Final Price is less than the Initial Price. In this circumstance, you will lose some or all of your investment in the securities. Any payment on the securities is subject to our ability to satisfy our obligations as they become due.

•
THE RETURN ON THE SECURITIES IS LIMITED BY THE MAXIMUM RETURN — If a Knock-Out Event does not occur, you will be entitled to receive at maturity a return equal to the greater of the Contingent Minimum Return and the Underlying Return, subject to the Maximum Return of between 8.00% and 10.00% (to be determined on the Trade Date). If a Knock-Out Event occurs, you will be fully exposed to the Underlying Return (whether positive or negative), subject to the Maximum Return. Therefore, regardless of whether a Knock-Out Event occurs, the maximum Payment at Maturity will be between $1,080.00 and $1,100.00 per $1,000 Face Amount of securities, reflecting the Maximum Return, and you will not participate in any positive Underlying Return in excess of the Maximum Return.

•
YOU WILL NOT BE ENTITLED TO RECEIVE AT LEAST THE CONTINGENT MINIMUM RETURN IF A KNOCK-OUT EVENT OCCURS — The securities are subject to daily closing price monitoring. As a result, if the Closing Price of the Underlying on any day during the Monitoring Period is less than the Knock-Out Price, you will not be entitled to receive at least the Contingent Minimum Return and your investment will be fully exposed to any decline in the price of the Underlying during the term of the securities. You will be subject to this potential loss of your investment even if the Underlying subsequently increases such that the Final Price is greater than or equal to the Knock-Out Price. Because the Closing Price of the Underlying needs to decrease to a price less than the Knock-Out Price on at least one day during the Monitoring Period in order for a Knock-Out Event to occur, you will not receive a positive return on the securities unless the Closing Price of the Underlying increases substantially from a price less than the Knock-Out Price during the Monitoring Period to a price equal to or greater than the Initial Price on the Final Valuation Date.

•	THE SECURITIES DO NOT PAY ANY COUPONS — Unlike ordinary debt securities, the securities do not pay any coupons and do not guarantee any return of your initial investment at maturity.

•
THE SECURITIES ARE SUBJECT TO OUR CREDITWORTHINESS — The securities are senior unsecured obligations of the Issuer, Deutsche Bank AG, and are not, either directly or indirectly, an obligation of any third party. Any payment(s) to be made on the securities depends on the ability of Deutsche Bank AG to satisfy its obligations as they come due. An actual or anticipated downgrade in Deutsche Bank AG’s credit rating or increase in the credit spreads charged by the market for taking our credit risk will likely have an adverse effect on the value of the securities. As a result, the actual and perceived creditworthiness of Deutsche Bank AG will affect the value of the securities and in the event Deutsche Bank AG were to default on its obligations, you might not receive any amount(s) owed to you under the terms of the securities and you could lose your entire investment.

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THE ISSUER’S ESTIMATED VALUE OF THE SECURITIES ON THE TRADE DATE WILL BE LESS THAN THE ISSUE PRICE OF THE SECURITIES — The Issuer’s estimated value of the securities on the Trade Date (as disclosed on the cover of this term sheet) is less than the Issue Price of the securities.  The difference between the Issue Price and the Issuer’s estimated value of the securities on the Trade Date is due to the inclusion in the Issue Price of the agent’s commissions, if any, and the cost of hedging our obligations under the securities through one or more of our affiliates. Such hedging cost includes our or our affiliates’ expected cost of providing such hedge, as well as the profit we or our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge. The Issuer’s estimated value of the securities is determined by reference to an internal funding rate and our pricing models. The internal funding rate is typically lower than the rate we would pay when we issue conventional debt securities on equivalent terms. This difference in funding rate, as well as the agent’s commissions, if any, and the estimated cost of hedging our obligations under the securities, reduces the economic terms of the securities to you and is expected to adversely affect the price at which you may be able to sell the securities in any secondary market. In addition, our internal pricing models are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect.  If at any time a third party dealer were to quote a price to purchase your securities or otherwise value your securities, that price or value may differ materially from the estimated value of the securities determined by reference to our internal funding rate and pricing models.  This difference is due to, among other things, any difference in funding rates, pricing models or assumptions used by any dealer who may purchase the securities in the secondary market.

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INVESTING IN THE SECURITIES IS NOT THE SAME AS INVESTING IN THE UNDERLYING OR OTHER RELATED CONTRACTS — The return on your securities may not reflect the return you would have realized if you had directly invested in the Underlying, or any exchange-traded or over-the-counter instruments based on the Underlying. For instance, your return on the securities is based on whether or not a Knock-Out Event occurs, in addition to the performance of the Underlying.

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IF THE PRICE OF THE UNDERLYING CHANGES, THE VALUE OF YOUR SECURITIES MAY NOT CHANGE IN THE SAME MANNER — Your securities may trade quite differently from the Underlying.  Changes in the price of the Underlying may not result in comparable changes in the value of your securities.

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A COMMODITY HEDGING DISRUPTION EVENT MAY RESULT IN ACCELERATION OF THE SECURITIES — If a Commodity Hedging Disruption Event occurs, we will have the right to accelerate the payment on your securities prior to maturity. The amount due and payable on the securities upon such early acceleration will be determined in good faith and in a commercially reasonable manner by the calculation agent. If the payment on your securities is accelerated, your investment may result in a loss and you may not be able to reinvest the proceeds in a comparable investment.

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COMMODITY FUTURES CONTRACTS ARE SUBJECT TO UNCERTAIN LEGAL AND REGULATORY REGIMES, WHICH MAY ADVERSELY AFFECT THE PRICE OF THE UNDERLYING AND THE VALUE OF THE SECURITIES — Commodity futures contracts such as the Underlying are subject to legal and regulatory regimes in the United States and, in some cases, in other countries that may change in ways that could adversely affect our ability to hedge our obligations under the securities and affect the price of the Underlying. The effect on the value of the securities of any future regulatory change is impossible to predict, but could be substantial and adverse to your interest. For example, the Dodd-Frank Wall Street Reform and Consumer Protection Act, which was enacted on July 21, 2010, provided the Commodity Futures Trading Commission (the “CFTC”) with additional authority to establish limits on the amount of positions that may be held by any person in commodity futures contracts, options on such futures contracts and swaps that are economically equivalent to such contracts. Such rules may cause a Commodity Hedging Disruption Event to occur or may increase the likelihood that a Commodity Hedging Disruption Event will occur during the term of the securities. If a Commodity Hedging Disruption Event does occur, we may, in our sole and absolute discretion, accelerate the payment on your securities early and pay you an amount determined in good faith and in a commercially reasonable manner by the calculation agent. If the payment on your securities is accelerated, your investment may result in a loss and you may not be able to reinvest the proceeds in a comparable investment. We may also decide, or be forced, to sell a portion, possibly a substantial portion, of our hedge position in the Underlying. Additionally, other market participants are subject to the same regulatory issues and may decide, or be required, to sell their positions in the Underlying. While the effect of these or other regulatory developments are difficult to predict, if such broad market selling were to occur, it would likely lead to declines, possibly significant declines, in the price of the Underlying and therefore, the value of the securities.

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SINGLE COMMODITY PRICES TEND TO BE MORE VOLATILE AND MAY NOT CORRELATE WITH THE PRICES OF COMMODITIES GENERALLY — The amount owed on the securities is linked exclusively to the price of WTI crude oil futures contracts and not to a diverse basket of commodities or a broad-based commodity index. The price of WTI crude oil futures contracts may not correlate to the price of commodities generally and may diverge significantly from the prices of commodities generally. Because the securities are linked to the futures contract of a single commodity, they carry greater risk and may be more volatile than a security linked to the prices of futures contracts of multiple commodities or a broad-based commodity index.

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THE SECURITIES OFFER EXPOSURE TO FUTURES CONTRACTS AND NOT DIRECT EXPOSURE TO PHYSICAL COMMODITIES — The securities offer investors exposure to the price of NYMEX-traded WTI crude oil futures contracts and not to the spot price of WTI crude oil. The price of a commodity futures contract reflects the expected value of the commodity upon delivery in the future, whereas the spot price of a commodity reflects the immediate delivery value of the commodity. A variety of factors can lead to a disparity between the expected future price of a commodity and the spot price at a given point in time, such as the cost of storing the commodity for the term of the futures contract, interest charges incurred to finance the purchase of the commodity and expectations concerning supply and demand for the commodity. The price movement of a futures contract is typically correlated with the movements of the spot price of the reference commodity, but the correlation is generally imperfect and price moves in the spot market may not be reflected in the futures market (and vice versa). Accordingly, the securities may underperform a similar investment that reflects the return on the physical commodity.

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PRICES OF COMMODITIES AND COMMODITY FUTURES CONTRACTS ARE HIGHLY VOLATILE AND MAY CHANGE UNPREDICTABLY — Commodity prices are highly volatile and, in many sectors, have experienced unprecedented historical volatility in the past few years. Commodity prices are affected by numerous factors including: changes in supply and demand relationships (whether actual, perceived, anticipated, unanticipated or unrealized); weather; agriculture; trade; fiscal, monetary and exchange control programs; domestic and foreign political and economic events and policies; disease; pestilence; technological developments; changes in interest rates, whether through governmental action or market movements; monetary and other governmental policies, action and inaction; macroeconomic or geopolitical and military events, including political instability in some oil-producing countries; and natural or nuclear disasters. Those events tend to affect commodities prices worldwide, regardless of the location of the event. Market expectations about these events and speculative activity also cause commodities prices to fluctuate. These factors may have a greater impact on commodities prices and commodity futures contracts than on more conventional securities and may adversely affect the performance of the Underlying and, as a result, the market value of the securities, and any payments you may receive in respect of the securities. It is possible that lower prices or increased volatility of commodities will adversely affect the performance of Underlying and, as a result, the market value of the securities.

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CHANGES IN SUPPLY AND DEMAND IN THE MARKET FOR WTI CRUDE OIL FUTURES CONTRACTS MAY ADVERSELY AFFECT THE VALUE OF THE SECURITIES — The securities are linked to the performance of futures contracts on an underlying physical commodity, WTI crude oil. Futures contracts are legally binding agreements for the buying or selling of a certain commodity at a fixed price for physical settlement on a future date. Commodity futures contract prices are subject to similar types of pricing volatility patterns as may affect the specific commodities underlying the futures contracts, as well as additional trading volatility factors that may impact futures markets generally. Moreover, changes in the supply and demand for commodities, and futures contracts for the purchase and delivery of particular commodities, may lead to differentiated pricing patterns in the market for futures contracts over time. For example, a futures contract scheduled to expire in a nearby month may experience more severe pricing pressure or greater price volatility than the corresponding futures contract scheduled to expire in a later month. Because the Initial Price and the Closing Price on the Final Valuation Date will be determined by reference to the applicable nearby month’s futures contract specified herein, the value of the securities may be less than would otherwise be the case if the Initial Price and the Closing Price on the Final Valuation Date would be determined by reference to the corresponding futures contract scheduled to expire in a more favorable month for pricing purposes.

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SUSPENSION OR DISRUPTIONS OF MARKET TRADING IN COMMODITIES AND RELATED FUTURES MAY ADVERSELY AFFECT THE VALUE OF THE SECURITIES — The commodity futures markets are subject to temporary distortions or other disruptions due to various factors, including the lack of liquidity in the markets, the participation of speculators and government regulation and intervention. In addition, U.S. futures exchanges and some foreign exchanges have regulations that limit the amount of fluctuation in some futures contract prices that may occur during a single business day. These limits are generally referred to as “daily price fluctuation limits” and the maximum or minimum price of a contract on any given day as a result of these limits is referred to as a “limit price.” Once the limit price has been reached in a particular contract, no trades may be made at a price beyond the limit, or trading may be limited for a set period of time. Limit prices have the effect of precluding trading in a particular contract or forcing the liquidation of contracts at potentially disadvantageous times or prices. These circumstances could adversely affect the price of the Underlying and, therefore, the value of the securities.

•	THE SECURITIES MAY BE SUBJECT TO CERTAIN RISKS SPECIFIC TO WTI CRUDE OIL AS A COMMODITY — WTI crude oil is an energy-related commodity. Consequently, in addition to factors affecting commodities generally, the securities may be subject to a number of additional factors specific to energy-related commodities that might cause price volatility. These may include:

•	changes in the level of industrial and commercial activity with high levels of energy demand;

•	disruptions in the supply chain or in the production or supply of other energy sources;

•	price changes in alternative sources of energy;

•	adjustments to inventory;

•	variations in production and shipping costs;

•	costs associated with regulatory compliance, including environmental regulations; and

•	changes in industrial, government and consumer demand, both in individual consuming nations and internationally.

These factors interrelate in complex ways, and the effect of one factor on the price of the Underlying, and the market value of the securities linked to the Underlying, may offset or enhance the effect of another factor.

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A DECISION BY NYMEX TO INCREASE MARGIN REQUIREMENTS FOR WTI CRUDE OIL FUTURES CONTRACTS MAY AFFECT THE PRICE OF THE UNDERLYING — If NYMEX increases the amount of collateral required to be posted to hold positions in the Underlying (i.e. the margin requirements), market participants who are unwilling or unable to post additional collateral may liquidate their positions, which may cause the price of the Underlying to decline significantly.

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PAST PERFORMANCE OF THE UNDERLYING IS NO GUIDE TO FUTURE PERFORMANCE — The actual performance of the Underlying over the term of the securities may bear little relation to the historical closing prices of the Underlying and may bear little relation to the hypothetical return examples set forth elsewhere in this term sheet. We cannot predict the future performance of the Underlying or whether the performance of the Underlying will result in the return of any of your investment.

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ASSUMING NO CHANGES IN MARKET CONDITIONS AND OTHER RELEVANT FACTORS, THE PRICE YOU MAY RECEIVE FOR YOUR SECURITIES IN SECONDARY MARKET TRANSACTIONS WOULD GENERALLY BE LOWER THAN BOTH THE ISSUE PRICE AND THE ISSUER’S ESTIMATED VALUE OF THE SECURITIES ON THE TRADE DATE — While the payment(s) on the securities described in this term sheet is based on the full Face Amount of your securities, the Issuer’s estimated value of the securities on the Trade Date (as disclosed on the cover of this term sheet) is less than the Issue Price of the securities. The Issuer’s estimated value of the securities on the Trade Date does not represent the price at which we or any of our affiliates would be willing to purchase your securities in the secondary market at any time.  Assuming no changes in market conditions or our creditworthiness and other relevant factors, the price, if any, at which we or our affiliates would be willing to purchase the securities from you in secondary market transactions, if at all, would generally be lower than both the Issue Price and the Issuer’s estimated value of the securities on the Trade Date.  Our purchase price, if any, in secondary market transactions would be based on the estimated value of the securities determined by reference to (i) the then-prevailing internal funding rate (adjusted by a spread) or another appropriate measure of our cost of funds and (ii) our pricing models at that time, less a bid spread determined after taking into account the size of the repurchase, the nature of the assets underlying the securities and then-prevailing market conditions. The price we report to financial reporting services and to distributors of our securities for use on customer account statements would generally be determined on the same basis. However, during the period of approximately two months beginning from the Trade Date, we or our affiliates may, in our sole discretion, increase the purchase price determined as described above by an amount equal to the declining differential between (a) the Issue Price minus the discounts and commissions and (b) the Issuer’s estimated value of the securities on the Trade Date, prorated over such period on a straight-line basis, for transactions that are individually and in the aggregate of the expected size for ordinary secondary market repurchases.

In addition to the factors discussed above, the value of the securities and our purchase price in secondary market transactions after the Trade Date, if any, will vary based on many economic market factors, including our creditworthiness, and cannot be predicted with accuracy. These changes may adversely affect the value of your securities, including the price you may receive in any secondary market transactions. Any sale prior to the Maturity Date could result in a substantial loss to you.  The securities are not designed to be short-term trading instruments.  Accordingly, you should be able and willing to hold your securities to maturity.

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THE SECURITIES WILL NOT BE LISTED AND THERE WILL LIKELY BE LIMITED LIQUIDITY — The securities will not be listed on any securities exchange. There may be little or no secondary market for the securities. We or our affiliates intend to act as market makers for the securities but are not required to do so and may cease such market making activities at any time.  Even if there is a secondary market, it may not provide enough liquidity to allow you to sell the securities when you wish to do so or at a price advantageous to you.  Because we do not expect other dealers to make a secondary market for the securities, the price at which you may be able to sell your securities is likely to depend on the price, if any, at which we or our affiliates are willing to buy the securities.  If, at any time, we or our affiliates do not act as market makers, it is likely that there would be little or no secondary market in the securities. If you have to sell your securities prior to maturity, you may not be able to do so or you may have to sell them at a substantial loss, even in cases where the price of the Underlying has increased since the Trade Date.

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MANY ECONOMIC AND MARKET FACTORS WILL AFFECT THE VALUE OF THE SECURITIES — While we expect that, generally, the price of the Underlying will affect the value of the securities more than any other single factor, the value of the securities prior to maturity will also be affected by a number of other factors that may either offset or magnify each other, including:

•	whether the Closing Price of the Underlying on any day during the Monitoring Period is less than the Knock-Out Price, thereby causing a Knock-Out Event;

•	the expected volatility of the price of WTI crude oil, and of the prices of exchange-traded futures contracts of the purchase or delivery of WTI crude oil;

•	supply and demand trends for WTI crude oil, and for exchange-traded futures contracts for the purchase and delivery of WTI crude oil;

•	the time remaining to the maturity of the securities;

•	interest rates and yields in the market generally;

•	geopolitical conditions and a variety of economic, financial, political, regulatory or judicial events that affect the Underlying or markets generally;

•	supply and demand for the securities; and

•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

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TRADING AND OTHER TRANSACTIONS BY US OR OUR AFFILIATES IN THE COMMODITIES AND COMMODITY DERIVATIVE MARKETS MAY IMPAIR THE VALUE OF THE SECURITIES — We and our affiliates are active participants in the commodities markets as dealers, proprietary traders and agents for our customers, and therefore at any given time we may be a party to one or more commodities transactions.   In addition, we or one or more of our affiliates expect to hedge our commodity exposure from the securities by entering into commodity derivative transactions, such as over-the-counter options or futures. Such trading and hedging activities may affect commodity prices and make it less likely that you will receive a positive return on your investment in the securities. It is possible that we or our affiliates could receive substantial returns from these hedging and trading activities while the value of the securities declines.  We or our affiliates may also engage in trading in instruments linked to the Underlying on a regular basis as part of our general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for customers, including block transactions. We or our affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to changes in commodity prices. By introducing competing products into the marketplace in this manner, we or our affiliates could adversely affect the value of the securities.  Any of the foregoing activities described in this paragraph may reflect trading strategies that differ from, or are in direct opposition to, investors’ trading and investment strategies related to the securities. Furthermore, because Deutsche Bank Securities Inc. (“DBSI”) or its affiliates expects to conduct trading and hedging activities for us in connection with the securities, DBSI or its affiliates will likely profit in connection with such trading and hedging activities. You should be aware that the potential to earn a profit in connection with hedging activities may create an incentive for DBSI to sell the securities to you.

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WE, OUR AFFILIATES OR OUR AGENTS MAY PUBLISH RESEARCH, EXPRESS OPINIONS OR PROVIDE RECOMMENDATIONS THAT ARE INCONSISTENT WITH INVESTING IN OR HOLDING THE SECURITIES. ANY SUCH RESEARCH, OPINIONS OR RECOMMENDATIONS COULD ADVERSELY AFFECT THE PRICE OF THE UNDERLYING TO WHICH THE SECURITIES ARE LINKED OR THE VALUE OF THE SECURITIES — We, our affiliates or our agents may publish research from time to time on financial markets and other matters that could adversely affect the value of the securities, or express opinions or provide recommendations that are inconsistent with purchasing or holding the securities. Any research, opinions or recommendations expressed by us, our affiliates or our agents may not be consistent with each other and may be modified from time to time without notice. You should make your own independent investigation of the merits of investing in the securities and the Underlying to which the securities are linked.

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POTENTIAL CONFLICTS OF INTEREST — We and our affiliates play a variety of roles in connection with the issuance of the securities, including acting as calculation agent, hedging our obligations under the securities and determining the Issuer’s estimated value of the securities on the Trade Date and the price, if any, at which we or our affiliates would be willing to purchase the securities from you in secondary market transactions. In performing these roles, our economic interests and those of our affiliates are potentially adverse to your interests as an investor in the securities. The calculation agent will determine, among other things, all values and prices required to be determined for the purposes of the securities on any relevant date or time. The calculation agent also has some discretion as to how the calculations are made, in particular if the Closing Price is modified or amended, ceases to exist or is unavailable (or is published in error) on the Final Valuation Date, and will be responsible for determining whether a Knock-Out Event, a Commodity Hedging Disruption Event and/or a market disruption event has occurred. Any determination by the calculation agent could adversely affect the return on the securities.

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THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF AN INVESTMENT IN THE SECURITIES ARE UNCERTAIN — There is no direct legal authority regarding the proper U.S. federal income tax treatment of the securities, and we do not plan to request a ruling from the IRS. Consequently, significant aspects of the tax treatment of the securities are uncertain, and the IRS or a court might not agree with the treatment of the securities as prepaid financial contracts that are not debt. If the IRS were successful in asserting an alternative treatment for the securities, the tax consequences of ownership and disposition of the securities could be materially and adversely affected. In addition, as described above under “Tax Consequences,” in 2007 the U.S. Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. Any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect. You should review carefully the section of the accompanying product supplement entitled “U.S. Federal Income Tax Consequences,” and consult your tax adviser regarding the U.S. federal tax consequences of an investment in the securities (including possible alternative treatments and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Historical Information
The following graph sets forth the historical performance of WTI crude oil futures contracts from September 17, 2004 through September 17, 2014. The daily closing prices of WTI crude oil futures contracts shown in the graph below are the official settlement prices per barrel of WTI crude oil on NYMEX of the nearby month’s futures contract stated in U.S. dollars, as made public by NYMEX. You can obtain the price of the nearby month’s WTI crude futures contract from the Bloomberg page “CL1 <Comdty>”. The price of the nearby month’s WTI crude oil futures contract on September 17, 2014 was $94.42. The graph shows a hypothetical Knock-Out Price equal to 80.00% of $94.42, which was the Closing Price of the Underlying on September 17, 2014. The actual Initial Price and Knock-Out Price will be determined on the Trade Date.

We obtained the historical closing prices of the Underlying below from Bloomberg, L.P., and we have not participated in the preparation of, or verified, such information. The historical closing prices of the Underlying should not be taken as an indication of future performance, and no assurance can be given as to the Closing Price of the Underlying on any day during the Monitoring Period, including the Final Valuation Date. We cannot give you assurance that the performance of the Underlying will result in the return of any of your initial investment.

Supplemental Underwriting Information (Conflicts of Interest)

DBSI, acting as agent for Deutsche Bank AG, will not receive a selling concession in connection with the sale of the securities. DBSI will pay custodial fees to other broker-dealers of up to 0.25% or $2.50 per $1,000 Face Amount of securities. Deutsche Bank AG will reimburse DBSI for such fees.

DBSI, the agent for this offering, is our affiliate. Because DBSI is both our affiliate and a member of the Financial Industry Regulatory Authority, Inc. (“FINRA”), the underwriting arrangement for this offering must comply with the requirements of FINRA Rule 5121 regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. In accordance with FINRA Rule 5121, DBSI may not make sales in offerings of the securities to any of its discretionary accounts without the prior written approval of the customer. See “Underwriting (Conflicts of Interest)” in the accompanying product supplement.

Settlement

We expect to deliver the securities against payment for the securities on the Settlement Date indicated above, which may be a date that is greater than three business days following the Trade Date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days, unless the parties to a trade expressly agree otherwise. Accordingly, if the Settlement Date is more than three business days after the Trade Date, purchasers who wish to transact in the securities more than three business days prior to the Settlement Date will be required to specify alternative settlement arrangements to prevent a failed settlement.